Exhibit 99.1

DGSE Companies, Inc. Reports Second Quarter 2016 Results

DALLAS--(BUSINESS WIRE)--August 15, 2016--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced its financial results for the three and six months ended June 30, 2016.

Second Quarter 2016 Business and Financial Highlights

  Revenues for the quarter from continuing operations were $15.5 million compared to $14.9 million, a 3.7% increase compared to the same period in 2015.
  Gross profit from continuing operations decreased by $287,000, or 11.2%, based on sales mix. Gross profit as a percent of revenue decreased to 14.7% of revenues in the current quarter, compared to 17.2% in the same period last year.
  Selling, general and administrative (“SG&A”) expenses for continuing operations increased slightly to $2.6 million compared to $2.5 million in the same period last year.
  Loss from continuing operations, net of taxes, for the quarter was $537,000 compared to a loss from continuing operations of $132,000 in the second quarter of 2015.
  Net loss, inclusive of discontinued operations, was approximately $537,000 or $0.04 per share, compared to a net loss of approximately $90,000, or $0.01 per share, in the year-ago period.
  On June 20, 2016, DGSE entered into a stock purchase agreement with Elemetal, LLC and NTR Metals, LLC in which DGSE will issue common stock in exchange for the cancellation and forgiveness of approximately $5.9 million of debt and trade payable. The closing of this transaction is dependent upon various conditions, including obtaining the approval by stockholders.
  During the quarter, DGSE closed the only store in the Chicago market and incurred a write down in fixed assets.

Second Quarter 2016 Results

For the quarter ended June 30, 2016, revenues from continuing operations were $15.5 million, a 3.7% increase compared to $14.9 million in the quarter ended June 30, 2015. Bullion sales were up compared to the prior year quarter. Jewelry and scrap sales were down approximately 29% and 11%, respectively, compared to the prior year quarter.

Gross profit from continuing operations for the second quarter of 2016 decreased $287,000, or 11.2%, to $2.3 million compared to $2.6 million in the prior year quarter. Gross margin as a percentage of revenue decreased to 14.7% for the three months ended June 30, 2016, compared to 17.2% for the same period in the prior year.

SG&A expenses increased by $60,000, or 2%, to $2.6 million, as compared to $2.5 million during the same period in 2015. The slight increase in SG&A as compared to the prior year quarter is primarily due to cost associated with proposed transactions with Elemetal, LLC and NTR Metals, LLC.

Depreciation and amortization increased by $28,000, or 34%, to $110,000 compared to $82,000 for the same period in the prior year. This increase was due to one-time write off of assets formerly utilized in one store closed during second quarter of 2016.

Loss from continuing operations for the second quarter of 2016, net of taxes, was $537,000 or $0.04 per share, compared to a loss from continuing operations of $132,000, or $0.01 per share, in the second quarter of 2015.

Net loss, inclusive of discontinued operations, was approximately $537,000 or $0.04 per share, compared to a net loss of approximately $90,000, or $0.01 per share, in the year-ago period.

Year-to-Date 2016 Results

For the six months ended June 30, 2016, revenues from continuing operations were $27.3 million, a 2.0% decrease compared to $27.8 million in the six months ended June 30, 2015, due primarily to continued weakness in the Company’s scrap business, which is consistent with industry-wide trends. Bullion sales were up 19% compared to prior year, while jewelry sales were down 2% for the same period in the prior year.

Gross profit from continuing operations for the first six months of 2016 decreased by $471,000, or 9.6%, to $4.4 million compared to $4.9 million during the first six months of 2015. Gross margin as a percentage of revenue decreased to 16.2% for the six months ended June 30, 2016, compared to 17.6% for the same period in the prior year.

SG&A expenses decreased by $0.2 million, or 3.7%, to $5.2 million, as compared to $5.4 million during the same period in 2015. The decrease in SG&A is due to our continued efforts to reduce expenses at all levels, including store-level operating expenses, corporate overhead and advertising expense.

Depreciation and amortization decreased by $13,000, or 5.8%, to $209,000 compared to $222,000 for the same period in the prior year. This decrease was due to one-time write off of assets formerly utilized in four stores closed during Fiscal 2015.

Loss from continuing operations for the second quarter of 2016, net of taxes, was $1.2 million, or $0.10 per share, compared to a loss from continuing operations of $0.9 million, or $0.07 per share, in the second quarter of 2015.

Net loss, inclusive of discontinued operations, was approximately $1.2 million, or $0.10 per share, compared to a net loss of approximately $0.9 million, or $0.07 per share, in the year-ago period.

Balance Sheet Summary

At June 30, 2016, we had cash and cash equivalents of $1.1 million compared to $1.8 million at December 31, 2015. Stockholders’ equity decreased by $1.2 million, or 30.7%, to $2.7 million at June 30, 2016 compared to $3.9 million at December 31, 2015. As of June 30, 2016 and December 31, 2015, the outstanding balance on the Company’s credit facility with NTR Metals, Inc. remained the same at $2.3 million.

Conference Call

DGSE Companies management will conduct a live teleconference to discuss its financial results:

Date:	August 15, 2016
Time:	4:30 p.m. ET/3:30 p.m. CT
Dial-in:	1-877-407-9039 if calling from the United States, or 1-201-689-8470 if dialing internationally.
Replay:	A replay will be available until midnight on August 22, 2016, which may be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 13642867 to access the replay.
Webcast:	The call will be webcast and will be available by visiting http://public.viavid.com/index.php?id=120698.

About DGSE Companies, Inc.

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the Company operates websites which can be accessed at www.cgdeinc.com and www.dgse.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol “DGSE.”

This press release includes statements which may constitute "forward-looking" statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,064,249	$1,752,711
Trade receivables, net of allowances	196,386	229,848
Inventories	9,637,714	9,565,506
Prepaid expenses	157,212	106,547

Total current assets	11,055,561	11,654,612

Property and equipment, net	4,177,924	4,281,388
Intangible assets, net	6,892	13,784
Other assets	117,355	204,226

Total assets	$15,357,732	$16,154,010

LIABILITIES
Current Liabilities:
Current maturities of long-term debt	$1,520,664	$1,589,522
Current maturities of capital leases	12,326	12,069
Accounts payable-trade	6,697,963	5,689,056
Accrued expenses	871,001	1,174,458
Customer deposits and other liabilities	1,071,743	1,309,648
Liabilities related to discontinued operations	190,810	190,810

Total current liabilities	10,364,507	9,965,563

Line of credit, related party	2,303,359	2,303,359
Long-term debt, less current maturities	7,435	13,664

Total liabilities	12,675,301	12,282,586

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,359,466 and 12,296,446 shares issued and outstanding	123,594	122,964
Additional paid-in capital	34,305,269	34,267,577
Accumulated deficit	(31,746,432)	(30,519,117)
Total stockholders' equity	2,682,431	3,871,424

Total liabilities and stockholders' equity	$15,357,732	$16,154,010

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

Revenue:
Sales	$15,498,406	$14,942,637	$27,272,922	$27,817,786
Cost of goods sold	13,216,550	12,373,461	22,842,023	22,915,427
Gross margin	2,281,856	2,569,176	4,430,899	4,902,359

Expenses:
Selling, general and administrative expenses	2,593,159	2,533,139	5,217,515	5,419,181
Depreciation and amortization	109,636	81,708	209,400	222,332
	2,702,795	2,614,847	5,426,915	5,641,513

Operating loss	(420,939)	(45,671)	(996,016)	(739,154)

Other expense (income):
Other expense (income), net	353	(670)	(261)	(3,703)
Interest expense	100,563	88,893	195,770	172,661
	100,916	88,223	195,509	168,958

Loss from continuing operations before income taxes	(521,855)	(133,894)	(1,191,525)	(908,112)

Income tax expense (benefit)	15,062	(1,921)	35,626	24,923

Loss from continuing operations	(536,917)	(131,973)	(1,227,151)	(933,035)

Discontinued operations:
(Loss) income from discontinued operations, net of taxes	(67)	41,683	(164)	44,247

Net loss	$(536,984)	$(90,290)	$(1,227,315)	$(888,788)

Basic net loss per common share:
Loss from continuing operations	$(0.04)	$(0.01)	$(0.10)	$(0.07)
(Loss) income from discontinued operations	-	-	-	-
Net loss per share	$(0.04)	$(0.01)	$(0.10)	$(0.07)

Diluted net loss per common share:
Loss from continuing operations	$(0.04)	$(0.01)	$(0.10)	$(0.07)
(Loss) income from discontinued operations	-	-	-	-
Net loss per share	$(0.04)	$(0.01)	$(0.10)	$(0.07)

Weighted-average number of common shares
Basic	12,328,956	12,262,741	12,313,228	12,254,257
Diluted	12,328,956	12,262,741	12,313,228	12,254,257

CONTACT:
DGSE Companies, Inc.
Matthew M. Peakes, CEO, 972-587-4021
investorrelations@dgse.com